SCHEDULE A,

Amended and Restated as of April [XX], 2024,

to the

EXPENSE LIMITATION AGREEMENT,

dated October 10, 2023,

between

THE ADVISORS’ INNER CIRCLE FUND III

and

RAYLIANT INVESTMENT RESEARCH

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

Name of Fund	Maximum Annual Operating Expense Limit	Initial Term End Date
Rayliant Quantamental China Equity ETF	0.80%	January 31, 2025
Rayliant Quantitative Developed Market Equity ETF	0.80%	January 31, 2025
Rayliant Quantamental Emerging Market ex-China Equity ETF	0.88%	January 31, 2025
Rayliant SMDAM Japan Equity ETF	0.72%	January 31, 2026

ACKNOWLEDGED AND ACCEPTED BY:

THE ADVISORS’ INNER CIRCLE FUND III

By:
Name:
Title:

RAYLIANT INVESTMENT RESEARCH

By:
Name:
Title: